EXHIBIT 99.1

UNITED INDUSTRIAL CORPORATION

Contact:	James H. Perry
Vice President and Chief Financial Officer
(410) 628-8786

UNITED INDUSTRIAL REPORTS SECOND QUARTER RESULTS

--Income from Continuing Ops Reaches $0.77 Per Share Versus $0.31 in Year-Ago Period--

HUNT VALLEY, MD, August 6, 2004 – United Industrial Corporation (NYSE: UIC) today reported its financial results for the second quarter of 2004.  Revenue and income figures from continuing operations include the results of the Company’s Defense and Energy segments.  The Defense segment’s product areas include Unmanned Systems, Test and Training Systems, Engineering and Maintenance Services, and Advanced Programs.  The Energy segment includes Detroit Stoker Company, a wholly-owned subsidiary of the Company.  Results from the Company’s remaining Transportation operations are reported as discontinued operations.

Financial Results for the Second Quarter of 2004

For the second quarter ended June 30, 2004, income from continuing operations increased to $10.2 million, or $0.77 per diluted share, from $4.2 million, or $0.31 per diluted share, for the year-ago period.  Net income for the second quarter of 2004 was $10.0 million, or $0.76 per diluted share, compared to net income in the year-ago period of $2.9 million, or $0.21 per diluted share.  The increase in income from continuing operations was generally due to the recognition of a cumulative adjustment that resulted from the favorable resolution of technical risks and production efficiencies experienced on a certain Defense segment contract, as well as higher sales volume.  The loss from the Company’s discontinued transportation operations for the second quarter of 2004 of $0.2 million, or $0.01 per diluted share, primarily consisted of general and administrative expenses and costs related to exiting these operations.

Net sales from continuing operations increased 27.3% to $109.6 million primarily due to higher volume in the Defense segment.

Second Quarter Results By Operating Segment - Continuing Businesses

The Defense segment reported net sales in the second quarter of 2004 of $101.6 million, an increase of $23.1 million, or 29.5%, from the year-ago period.  Pretax income from operations for the Defense segment was $14.5 million, an increase of $8.4 million, or 137.6%, from the year-ago period. The improvement in results was due to a cumulative adjustment to recognize the favorable resolution of technical risks and production efficiencies experienced on a certain contract and the higher sales volume.  The results for the second quarter of 2004 include:

Approximately $4.4 million of pretax income attributable to the cumulative adjustment to recognize the favorable resolution of technical risks and production efficiencies experienced on a certain Defense segment contract; and

$1.2 million of additional pretax loss related to a particular fixed price development Defense segment contract that is now nearing completion.  The Company recorded a $0.9 million loss related to this contract during the second quarter of 2003.

In addition, approximately $0.9 million of award fee revenue and pretax income was recorded in the second quarter of 2004 compared to no such revenue and income during the like period in 2003.  As announced on May 7, 2004, beginning in 2004, the Company is accruing anticipated award fees for its C-17 maintenance trainer program now that historical performance has provided a reasonable basis to estimate future revenue and income.  Prior to 2004, the Company recorded such revenue and income for this program upon notification of the award evaluation.

The Energy segment reported revenues in the second quarter of 2004 of $8.0 million, an increase of $0.4 million, or 4.9%, from the year-ago period.  Pretax income from operations for the Energy segment was $1.5 million, an increase of $0.7 million, or 81.9%, from the year-ago period.  The year-ago period included $0.4 million of asbestos-related expenses. There were no asbestos-related expenses in the current year quarter.

Operating Highlights

Frederick M. Strader, President and Chief Executive Officer, said, “United Industrial reported an exceptional second quarter.  While we benefited significantly from the favorable resolution of technical risks and production efficiencies experienced on a certain Defense segment contract, the underlying fundamentals of our business are strong.  We continue to see excellent growth on our core Unmanned Aerial Vehicle (“UAV”) program for the U.S. Army, complemented by the ongoing solid performance of our Joint Service Electronic Combat Systems Tester (“JSECST”) and C-17 maintenance trainer programs.  Funded backlog was $304.5 million at quarter-end, and we are pursuing a range of new opportunities, consistent with our strategy of focusing on the emerging needs of the U.S. Department of Defense and capitalizing on the competitive advantages of our niche defense technologies.”

Mr. Strader continued, “Our UAV business – including our Tactical Unmanned Aerial Vehicle (“TUAV”) program for the U.S. Army – continues to benefit from the increasing demand for UAVs and their valuable role in surveillance and reconnaissance activities.  Within today’s environment and recognizing the growing importance of mobility, flexibility and technology within twenty-first century warfare, we expect the prospects for our UAV business to remain very strong.  During the quarter, we received the balance of funding of $52.0 million for the TUAV Fiscal Year 2004 Full Rate Production contract underway, including an additional system for the Army National Guard.  We also received $12.9 million for on-going logistics support of deployed TUAV systems under the performance based logistics effort and an additional $6.4 million to provide upgraded equipment for the TUAV Schoolhouse at Ft. Huachuca, AZ.  Based on the awards received this quarter, the funded backlog for our UAV product area reached $176.1 million at quarter-end.

“In Test and Training Systems, our results continue to be largely driven by the success of our JSECST program, which has a funded backlog of $36.5 million at quarter-end.  In addition to the 96 core test sets that have been delivered to the U.S. Navy and U.S. Air Force under this program, 7 units have been delivered to Australia and 4 units to Switzerland.  Contract deliveries are expected to extend through the fourth quarter of 2005, and will result in a total delivery of 324 core test sets.

“ESI, our growing engineering and maintenance services business, made significant progress in expanding its business base during the quarter as we continue to move forward with our flagship C-17 maintenance trainer program for the U.S. Air Force.”

Discontinued Transportation Operations

The Company’s discontinued transportation operations incurred a pretax loss of $0.3 million and a net loss of $0.2 million, or $0.01 per diluted share, for the second quarter of 2004 compared to a pretax loss of $2.0 million and a net loss of $1.3 million, or $0.09 per diluted share, for the second quarter of 2003.  The decrease in the loss is primarily due to lower shutdown costs as the result of reduced activities.

At April 22, 2004, Electric Transit Inc. (“ETI”), a company owned 35% by AAI Corporation (“AAI”), a wholly-owned subsidiary of the Company, and 65% by Skoda a.s., a bankrupt Czech Republic company, and the San Francisco Municipal Railway (“MUNI”) finalized an agreement, under which MUNI relieved ETI of its warranty, performance and related bonding obligations, as well as other obligations under its electric trolley bus contract with MUNI, except for the performance of a defined scope of work related to modifications of electric trolley bus hardware. AAI had previously agreed to indemnify the surety under ETI’s bonding obligations and, as a result of ETI’s agreement, AAI’s further indemnification obligations were cancelled.  In a related action, AAI also finalized in April 2004 a guaranty agreement with MUNI that assures performance of specific obligations of ETI arising under its agreement, required a $0.5 million cash payment to MUNI and provided other consideration, in exchange for a release from AAI’s subcontractor warranty and all further obligations under AAI’s subcontract with ETI.

The Company believes that its obligations related to these agreements have been adequately provided for within existing loss reserves.  Moreover, the cash required to completely exit the discontinued transportation operations subsequent to June 30, 2004, including AAI’s agreements with MUNI, is expected to be approximately $12.0 million through 2008 of which $6.0 million is expected to be expended during the last two quarters of 2004.  No assurances can be given, however, as to the actual amount of the Company’s liability to exit the discontinued transportation operations.

Financial Results for the Six Months Ended June 30, 2004

Net income for the six months ended June 30, 2004 was $14.2 million, or $1.06 per diluted share, including $14.8 million, or $1.11 per diluted share, of income from continuing operations, partially offset by a loss from discontinued operations of $0.6 million, or $0.05 per diluted share.  This compares to net income for same period in 2003 of $3.6 million, or $0.26 per diluted share, including $5.8 million, or $0.43 per diluted share, of income from continuing operations, partially offset by a loss from discontinued operations of $2.2 million, or $0.17 per diluted share.

The $9.0 million increase in income from continuing operations for the six months ended June 30, 2004 compared to the same period in 2003 is primarily due to higher sales volume for the Defense segment and the recognition of a cumulative adjustment that resulted from the favorable resolution of technical risks and production efficiencies experienced on a certain Defense segment contract in the second quarter of 2004.  In addition, $2.5 million of pretax award fee income was recorded for the Company’s C-17 maintenance trainer program in the first half of 2004 compared to no such income during the corresponding period in the prior year.  As discussed above, beginning in 2004, the Company is accruing anticipated award fees for this program.

Net sales from continuing operations for the six months ended June 30, 2004 increased $32.7 million, or 20.7%, to $191.2 million compared to the same period in 2003 primarily due to higher sales volume in the Defense segment.

The pretax loss from the Company’s discontinued transportation operations for the first half of 2004 of $1.0 million decreased $2.5 million compared to the same period in 2003 primarily due to lower shutdown costs as the result of reduced activities.

Bookings and Funded Backlog

The Company secured $97.1 million of new awards during the second quarter of 2004, reflecting an increase of $47.9 million, or 97.6%, compared to the corresponding quarter in the prior year.  For the six months ended June 30, 2004, the Company was awarded $172.6 million of new contracts, $58.3 million, or 51.0%, more than the same period in 2003.  Funded backlog, defined as orders placed for which funds have been appropriated or purchase orders received, for the Company’s continuing operations was $304.5 million at June 30, 2004, a decrease of $18.7 million, or 5.8%, from December 31, 2003.  The decrease was generally due to the timing of certain contract awards in the Defense segment.

Stock Buy-Back Program

In November 2003, the Company’s Board of Directors authorized the repurchase of up to $10.0 million of the Company’s common stock.  By the end of January 2004, the purchases under this plan were effectively completed and, on March 10, 2004, the Board extended the plan for one additional year and authorized the repurchase of an additional $10.0 million of the Company’s common stock.  During the second quarter of 2004, 168,400 shares were repurchased at an average cost of $19.87 per share.  Since the inception of the program in November 2003, the Company has repurchased a total of 917,700 shares at an average cost of $18.00 per share, or $16.5 million.

Strategic Initiatives

In accordance with its previously disclosed strategic initiatives, the Company is exploring the sale of non-core assets, seeking to maximize efficiency, evaluating a recapitalization, and considering select acquisitions to grow its core defense businesses.  Accordingly, in October 2003 the Company engaged Imperial Capital LLC to assist the Company in a potential sale of the Detroit Stoker energy segment.  No assurances can be given regarding whether Detroit Stoker will be sold nor as to the timing or proceeds from any such sale.  Additionally, the Company entered into an agreement on April 15, 2004 to sell undeveloped land adjacent to its headquarters for $8.0 million.  Subject to certain closing conditions, closing is expected to occur no later than January 14, 2005.

Conference Call Webcast

The Company will hold a conference call today, August 6, 2004, at 10:00 a.m. (EDT) to discuss its financial results for the second quarter of 2004.  A live webcast of the call will be accessible for all interested parties on the Company’s website, www.unitedindustrial.com, in the Investor Relations section, or on www.streetevents.com.  Following the call, the webcast will be archived for a period of two weeks and available at www.unitedindustrial.com or at www.streetevents.com.

United Industrial Corporation is a company focused on the design and production of defense, training and energy systems.  Its products include unmanned aerial vehicles, training and simulation systems, automated aircraft test and maintenance equipment, and logistical/engineering services for government-owned equipment.  The Company also manufactures combustion equipment for biomass and refuse fuels.

Use of Non-GAAP Measures

In addition to disclosing financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management believes that providing Income from Continuing Operations Before Special Items, a non-GAAP measure, is meaningful to investors because it provides insight with respect to ongoing operating results of the Company.  Special items include significant charges or credits that are important to understanding the Company’s ongoing operations.  The Company also discloses EBITDAP (earnings before interest, taxes, depreciation, amortization, and net pension expense), which is likewise a non-GAAP measure.  In addition, the Company discloses Free Cash Flow, a non-GAAP measure, which equals net cash provided by operating activities less net cash used in acquiring property and equipment, net of retirements.  The Company believes Free Cash Flow is used by some investors, analysts, lenders and other parties to measure the Company’s performance over time.  Management believes that providing this additional information is useful to understanding the Company’s ability to meet capital expenditures and working capital requirements and to better assess and understand operating performance.  Because the Company’s methods for calculating such non-GAAP measures may differ from other companies’ methods, such non-GAAP measures presented may not be comparable to similarly titled measures reported by other companies.  Such measures are not recognized in accordance with GAAP and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.  Reconciliations from non-GAAP reported measures described in this press release to GAAP reported results are provided in the financial tables attached to this document.

Forward-Looking Information

Except for the historical information contained herein, information set forth in this news release may contain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows and contract awards.  These forward-looking statements are subject to risks and uncertainties which could cause the Company’s actual results or performance to differ materially from those expressed or implied in such statements.  The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.  For additional information about the Company and its various risk factors, please see the Company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES
CONSOLIDATED EARNINGS PER SHARE
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2004	2003	2004	2003

Basic earnings per share:
Income from continuing operations before special items	$0.79	$0.41	$1.12	$0.63
Special items:
Pension expense, net	(0.05)	(0.07)	(0.10)	(0.15)
Asbestos-related expense	—	(0.02)	—	(0.03)
Award fee income	0.05	—	0.12	—

Income from continuing operations	0.79	0.32	1.14	0.45
Loss from discontinued operations	(0.01)	(0.10)	(0.05)	(0.17)

Net Income	$0.78	$0.22	$1.09	$0.27

Weighted average number of basic shares outstanding	12,929,104	13,140,418	13,032,784	13,104,168

Diluted earnings per share:
Income from continuing operations before special items	$0.77	$0.40	$1.09	$0.60
Special items:
Pension expense, net	(0.04)	(0.07)	(0.10)	(0.14)
Asbestos-related expense	—	(0.02)	—	(0.03)
Award fee income	0.04	—	0.12	—

Income from continuing operations	0.77	0.31	1.11	0.43
Loss from discontinued operations	(0.01)	(0.09)	(0.05)	(0.17)

Net Income	$0.76	$0.21	$1.06	$0.26

Weighted average number of diluted shares outstanding	13,261,679	13,677,234	13,334,224	13,681,141

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2004	2003	2004	2003

Net sales	$109,560	$86,037	$191,208	$158,479
Cost of sales	82,511	68,532	147,508	126,928

Gross profit	27,049	17,505	43,700	31,551
Selling and administrative expenses	11,074	10,601	20,571	21,852
Asbestos litigation expense	—	425	—	667
Other operating expenses - net	90	81	186	161

Total operating income	15,885	6,398	22,943	8,871

Non-operating income and (expense):
Interest income	66	32	130	40
Other income	—	64	123	136
Interest expense	(13)	—	(26)	(24)
Equity in net income of joint venture	45	9	60	9
Other expenses	(31)	(17)	(35)	(33)

	67	88	252	128

Income from continuing operations before income taxes	15,952	6,486	23,195	8,999
Provision for income taxes	5,734	2,292	8,360	3,167

Income from continuing operations	10,218	4,194	14,835	5,832
Loss from discontinued operations, net of income tax benefit	(190)	(1,286)	(665)	(2,260)

Net income	10,028	2,908	14,170	3,572
Add (deduct) special items, net of tax:
Pension expense, net	582	975	1,369	1,924
Asbestos-related expense	—	276	—	434
Award fee income	(614)	—	(1,596)	—
Loss from discontinued operations	190	1,286	665	2,260

Net income before special items and discontinued operations	$10,186	$5,445	$14,608	$8,190

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES
RESULTS BY OPERATING SEGMENT
(Dollars in Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2004	2003	2004	2003

Net sales:
Defense	$101,561	$78,415	$176,367	$143,890
Energy	7,999	7,622	14,841	14,589

	$109,560	$86,037	$191,208	$158,479

Pretax income from continuing operations:
Defense	$14,536	$6,117	$21,215	$8,307
Energy	1,464	805	2,273	1,556
Other	(48)	(436)	(293)	(864)

	$15,952	$6,486	$23,195	$8,999

Bookings:
Defense	$88,489	$41,753	$155,633	$99,490
Energy	8,562	7,357	16,921	14,766

	$97,051	$49,110	$172,554	$114,256

	June 30, 2004	December 31, 2003

Funded backlog:
Defense	$297,573	$318,307
Energy	6,960	4,880

	$304,533	$323,187

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES
NON-GAAP RESULTS BY OPERATING SEGMENT
(Dollars in Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2004	2003	2004	2003

Non-GAAP income from continuing operations before tax - excluding special items:
Defense	$14,926	$7,752	$21,429	$11,537
Energy	1,026	1,095	1,710	1,952
Other	(48)	(436)	(293)	(864)

	15,904	8,411	22,846	12,625
Add (deduct) special items:
Defense:
Pension expense	(1,334)	(1,635)	(2,669)	(3,230)
Award fee income	944	—	2,455	—
Energy:
Pension income	438	135	563	271
Asbestos-related expense	—	(425)	—	(667)

GAAP income from continuing operations before tax	$15,952	$6,486	$23,195	$8,999

EBITDAP (continuing operations):
Defense	$17,181	$8,549	$26,041	$12,956
Energy	1,108	766	1,866	1,486
Other	(56)	(47)	52	91

	18,233	9,268	27,959	14,533
Add (deduct):
Depreciation and amortization exp.	(1,438)	(1,314)	(2,762)	(2,591)
Interest income, net	53	32	104	16
Pension expense, net	(896)	(1,500)	(2,106)	(2,959)
Provision for income taxes	(5,734)	(2,292)	(8,360)	(3,167)

Income from continuing operations	$10,218	$4,194	$14,835	$5,832

Free cash flow:
Cash provided by operating activities of continuing operations	$7,267	$8,351	$15,608	$17,826
Purchases of property and equipment	(2,821)	(1,853)	(3,482)	(3,101)
Cash used in discontinued operations	(1,803)	(6,846)	(1,219)	(11,405)

Free cash flow	$2,643	$(348)	$10,907	$3,320

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in Thousands)

	June 30, 2004	December 31, 2003

	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$24,812	$24,138
Trade receivables	40,637	33,377
Inventories
Finished goods and work-in-process	29,887	15,902
Materials and supplies	1,082	1,066

	30,969	16,968
Deferred income taxes	5,326	6,757
Prepaid expenses and other current assets	4,436	2,660
Assets of discontinued operations	4,763	5,089

Total Current Assets	110,943	88,989
Deferred income taxes	12,010	10,886
Other assets	7,681	7,710
Insurance receivable - asbestos litigation	20,256	20,317
Property and equipment - less accumulated depreciation (2004-$92,023; 2003-$89,372)	23,047	22,216

	$173,937	$150,118

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$18,133	$10,117
Accrued employee compensation and taxes	13,440	11,920
Customer advances	3,127	2,452
Federal income taxes payable	2,854	—
Reserve for contract losses	1,795	1,681
Other current liabilities	10,827	5,654
Liabilities of discontinued operations	14,681	15,561

Total Current Liabilities	64,857	47,385
Postretirement benefits other than pension and other long-term liabilities	23,308	23,436
Minimum pension liability	8,824	6,755
Reserve for asbestos litigation	31,437	31,595
Shareholders' Equity
Preferred stock, par value $1.00 per share; authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, par value $1.00 per share; authorized 30,000,000 shares; outstanding 12,972,518 and 13,267,218 shares at June 30, 2004 and December 31, 2003, respectively (net of shares in treasury)	14,374	14,374
Additional capital	85,212	88,125
Retained deficit	(7,925)	(22,095)
Treasury stock, at cost, 1,401,630 and 1,106,930 shares at June 30, 2004 and December 31, 2003, respectively	(18,665)	(11,345)
Accumulated other comprehensive loss	(27,485)	(28,112)

Total Shareholders’ Equity	45,511	40,947

	$173,937	$150,118

UNITED INDUSTRIAL CORPORATION & SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)
(Unaudited)

	Six Months Ended June 30,

	2004	2003

OPERATING ACTIVITIES:
Net income	$14,170	$3,572
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of income tax benefit	665	2,260
Pension expense	1,923	2,765
Income tax refund	—	16,822
Depreciation and amortization	2,762	2,591
Deferred income taxes	934	(594)
Equity in net income of joint venture	(60)	(9)
Changes in operating assets and liabilities:
(Increase) decrease in trade receivables	(7,260)	2,364
Increase in inventories	(14,001)	(12,620)
Increase in prepaid expenses and other current assets	(1,776)	(1,026)
Increase (decrease) in customer advances	675	(989)
Increase in accounts payable, accruals and other current liabilities	17,677	2,864
Decrease (increase) in other assets - net	39	(128)
Decrease in long-term liabilities	(140)	(46)

Net cash provided by continuing operations	15,608	17,826
Net cash used in discontinued operations	(1,219)	(11,405)

Net cash provided by operating activities	14,389	6,421

INVESTING ACTIVITIES:
Purchase of property and equipment	(3,482)	(3,101)

FINANCING ACTIVITIES:
Proceeds from exercise of stock options	2,862	1,043
Dividends paid	(2,609)	(2,614)
Purchase of treasury shares	(10,486)	—

Net cash used in financing activities	(10,233)	(1,571)

Increase in cash and cash equivalents	674	1,749
Cash and cash equivalents at beginning of year	24,138	3,635

Cash and cash equivalents at end of period	$24,812	$5,384